EXHIBIT 4.1

Amended and Restated

Articles of Incorporation

of

MGE Energy, Inc.

(May 27, 2014)

The following have been adopted as the Amended and Restated Articles of Incorporation of MGE Energy, Inc., a Wisconsin corporation (the "Company"), which supersede and take the place of the existing Articles of Incorporation of the Company:

Article.

The name of the corporation is MGE Energy, Inc.

Article.

The purpose of the Company shall be to engage in any lawful activity within the purposes for which corporations may be organized under Chapter 180 of the Wisconsin Statutes and any successor provisions.

Article.

A.

Authorized Capital. The aggregate number of shares of capital stock which the Company shall be authorized to issue is seventy-five million (75,000,000) shares, consisting of one class only, designated as Common Stock, with a par value of $1 per share.

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Common Stock

(I)

Dividends. Dividends may be paid on Common Stock out of any funds legally available for the purpose, when and as declared by the Board of Directors.

(II)

Liquidation Rights. In the event of any liquidation or dissolution of the Company, after there shall have been paid to or set aside for the holders of outstanding shares, if any, having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Company available for distribution.

(III)

Voting Rights. Except as set forth in Article Eighth or as by statute otherwise mandatorily provided, the holders of the Common Stock shall exclusively possess full voting powers for the election of Directors and for all other purposes.

B.

Preemptive Rights. No holder of stock of this Company shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional issue of stock, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock, and all such additional shares of stock, bonds, debentures or other securities convertible into stock may be issued and disposed of by the Board of Directors to such person or persons, and on such terms and for such consideration (so far as may be permitted by law) as the Board of Directors in their absolute discretion may deem advisable.

Article.

The number of Directors constituting the Board of Directors, the classification of such Directors, and their terms shall be fixed by the Bylaws of the Company, except that in no event shall there be more than three (3) classes of Directors, nor less than one (1) Director, nor shall the terms of any class of Directors be for more than three (3) years.

Article.

The Bylaws of the Company may be adopted either by the shareholders or the Board of Directors, but no bylaw adopted by the shareholders shall be amended or repealed by the Directors unless the bylaw adopted by the shareholders confers such authority upon the Directors. Any bylaw adopted by the Board of Directors shall be subject to amendment or repeal by the shareholders as well as by the Directors.

Article.

At the time of the adoption of these Amended and Restated Articles of Incorporation, the name of the registered agent and the address of the registered office of the Company are:

Agent:

Gary J. Wolter

Office:

MGE Energy, Inc.

133 South Blair Street

(P.O. Box 1231)

Madison, Wisconsin 53701

Article.

The affirmative vote of the holders of two-thirds of all of the stock of the Company then outstanding and then entitled to vote thereon shall be required to:

(I)

approve a proposal to amend these Amended and Restated Articles of Incorporation submitted by the Board of Directors to the shareholders for their approval;

(II)

approve a plan of merger or share exchange submitted by the Board of Directors to the shareholders for their approval;

(III)

approve a proposal for the sale, lease, exchange or other disposition of all, or substantially all, of the property of the Company otherwise than in the usual and regular course of business submitted by the Board of Directors to the shareholders for their approval;

(IV)

approve a proposal for the dissolution of the Company submitted by the Board of Directors to the shareholders for their approval; and

(V)

revoke a dissolution of the Company approved by the shareholders in accordance with subdivision (IV) of this Article Seventh.

Article.

A.

Certain Definitions. For purposes of this Article Eighth:

(I)

"Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934 as in effect on October 31, 2001 (the term "registrant" in Rule 12b-2 meaning in this case the Company).

(II)

A person shall be a "beneficial owner" of any shares of Voting Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock. For the purposes of determining whether a person is a Substantial Shareholder pursuant to subdivision (V) of this division A, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this subdivision (II) of division A, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(III)

"Person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of shares of Voting Stock.

(IV)

"Subsidiary" shall mean any corporation of which a majority of each class of equity security is beneficially owned by the Company.

(V)

"Substantial Shareholder" shall mean any person (other than the Company or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (without giving effect to the provisions of division B of this Article Eighth) is the beneficial owner of shares of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

(VI)

"Voting Stock" shall mean the Common Stock of the Company and any class or series of preferred or preference stock authorized and outstanding from time to time entitling the holder thereof to vote on the matter with respect to which a determination is being made pursuant to this Article Eighth; provided, however, that the shareholders or the Board of Directors, as the case may be, may specify in the resolution authorizing any such class or series of preferred or preference stock that the shares of such class or series shall not constitute Voting Stock and that such shares and the holders thereof shall be exempt from the provisions of this Article Eighth.

B.

Limitation of Voting Rights. Any provision of these Amended and Restated Articles of Incorporation to the contrary notwithstanding, so long as any person is a Substantial Shareholder, the shareholders of record of the shares of Voting Stock beneficially owned by such Substantial Shareholder shall have limited voting rights on any matter requiring their vote or consent, as follows:

(I)

With respect to the shares of Voting Stock which would entitle such shareholders of record in the aggregate to cast up to ten percent (10%) of the total number of votes entitled to be cast by the holders of all outstanding shares of Voting Stock, such shareholders of record shall be entitled to cast the votes per share specified in or pursuant to Article Third.

(II)

With respect to the shares of Voting Stock which would entitle such shareholders of record in the aggregate to cast in excess of ten percent (10%) of the total number of votes entitled to be cast by the holders of all outstanding shares of Voting Stock, such shareholders of record shall be entitled to cast only one/one-hundredth (1/100th) of the votes per share to which a holder of such shares would otherwise be entitled to cast.

(III)

Notwithstanding the foregoing, in the event that, after giving effect to the provisions of subdivisions (I) and (II) of this division B, the aggregate voting power of such shareholders of record would still exceed fifteen percent (15%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, the aggregate voting power of such shareholders of record shall be further limited so that such shareholders of record shall be entitled to cast only such number of votes that would equal (after giving effect to the provisions of this Article Eighth) fifteen percent (15%) of the number of votes entitled to be cast by all holders of outstanding shares of Voting Stock.

(IV)

The aggregate voting power of such shareholders of record, as limited pursuant to the provisions of division B, subdivisions (II) and (III) of this Article Eighth, for all shares of Voting Stock beneficially owned by such Substantial Shareholder shall be allocated proportionately among such shareholders of record. In this connection, each such shareholder of record shall be entitled to cast in respect of his shares of Voting Stock the number of votes equal to (a) the aggregate number of votes entitled to be cast (after giving effect to the provisions in this Article Eighth) in respect of the outstanding shares of Voting Stock beneficially owned by the Substantial Shareholder, multiplied by (b) a fraction the numerator of which is the number of votes which the shares of Voting Stock owned by such shareholder of record would have entitled such shareholder of record to cast were no effect given to the provision of this Article Eighth, and the denominator of which is the total number of votes which all shares of Voting Stock beneficially owned by the Substantial Shareholder would have entitled their record holders to cast were no effect given to the provisions of this Article Eighth.

C.

Quorum. The presence, in person or by proxy, of the holders of record of shares of Voting Stock entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article Eighth) entitled to be cast by the holders of all outstanding shares of Voting Stock entitled to vote shall constitute a quorum at all meetings of the shareholders.

D.

Factual Determinations.

(I)

The Board of Directors shall have the power and duty to determine for the purposes of this Article Eighth, on the basis of information known to them after reasonable inquiry, (a) whether a person is a Substantial Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or an Associate of another, and (d) the persons who may be deemed to be the record holders of shares of which a Substantial Shareholder is a beneficial owner. Any such determination made in good faith shall be binding and conclusive on all parties.

(II)

The Board of Directors shall have the right to demand that any person who is reasonably believed to be a Substantial Shareholder (or holds of record shares of Voting Stock beneficially owned by a Substantial Shareholder) supply the Company with complete information as to (a) the record holder(s) of all shares beneficially owned by such person who is reasonably believed to be a Substantial Shareholder, (b) the number of shares of Voting Stock beneficially owned by such person who is reasonably believed to be a Substantial Shareholder and held of record by each such shareholder of record, and (c) any other factual matter relating to the applicability or effect of this Article Eighth, as may reasonably be requested of such person, and such person shall furnish such information within ten (10) days after the receipt of such demand.

E.

No Derogation of Fiduciary Obligations. Nothing contained in this Article Eighth shall be construed to relieve any Substantial Shareholder from any fiduciary obligation imposed by law.

F.

Severability. In the event that any provision or portion of a provision of this Article Eighth is determined to be invalid, void, illegal or unenforceable, the remainder of the provisions of this Article Eighth shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.

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